Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5250

AMETEK ANNOUNCES TWO ACQUISITIONS

— Brookfield Engineering Broadens AMETEK’s Laboratory Instrumentation Platform —
— ESP/SurgeX Expands AMETEK’s Power Protection Platform —

BERWYN, PA, FEBRUARY 5, 2016 – AMETEK, Inc. (NYSE: AME) today announced that it has completed two acquisitions: Brookfield Engineering Laboratories, the world’s leading manufacturer of viscometers and rheometers, and ESP/SurgeX, a leader in energy intelligence and power protection solutions.

“Brookfield Engineering and ESP/SurgeX are excellent acquisitions and strong additions to our Electronic Instruments Group. These businesses will allow us to expand our presence in laboratory instrumentation and power protection, two attractive growth platforms,” comments Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

Brookfield Engineering
Brookfield offers a complete range of viscometers and rheometers as well as instrumentation to analyze texture and powder flow. Its products are used primarily for quality control applications in the manufacture of products in a broad range of markets including food and beverage, pharmaceuticals, oil and gas, paints, solvents, chemicals, coatings and packaging.

“Brookfield is an outstanding acquisition. It is the global leader in viscosity measurement instrumentation. Its products and technologies complement our existing laboratory instrumentation businesses and provide us with opportunities to expand that business platform into a broader range of markets and applications,” comments Mr. Hermance.

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AMETEK ANNOUNCES TWO ACQUISITIONS

Brookfield Engineering Laboratories, with annual sales of approximately $55 million, was acquired for approximately $167 million. Headquartered in Middleboro, MA, with additional operations in Germany, the United Kingdom, China and India, Brookfield joins AMETEK as a unit of its Instrumentation and Specialty Controls division within the AMETEK Electronic Instruments Group (EIG).

ESP/SurgeX
ESP/SurgeX is a leader in power protection, monitoring, and diagnostic solutions. They are the leading industry provider of on-site and remote power protection products used by industries to lower service costs and ensure reliable electric power to critical equipment. Its patented technology is widely used by the business equipment, imaging, audio visual, information technology, gaming and vending industries. ESP’s product portfolio includes surge elimination solutions, multi-stage power protection products, energy management solutions, and remote diagnostic and predictive capabilities.

“ESP is an excellent acquisition and a great strategic fit with our existing power protection platform,” notes Mr. Hermance. “The business is a leader in a highly differentiated niche market with industry-leading products and technologies that provide us with further opportunities to accelerate product innovation and market expansion worldwide.”

ESP/SurgeX, has annual sales of approximately $40 million and was acquired for approximately $130 million. With manufacturing operations in Knightdale, NC, ESP/SurgeX joins AMETEK as part of the Power Systems and Instruments Division of its Electronic Instruments Group (EIG).

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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AMETEK ANNOUNCES TWO ACQUISITIONS

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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